Exhibit 4.3

SECURED PROMISSORY NOTE

$17,218,350	July 31, 2023

FOR VALUE RECEIVED, the undersigned, GREENWAVE TECHNOLOGY SOLUTIONS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to DWM PROPERTIES LLC, A Virginia limited liability company (together with his/her successors or assigns, the “Lender”), at such place as the Lender may specify from time to time, in lawful money of the United States of America and in immediately available funds, the principal sum of SEVENTEEN MILLION TWO HUNDRED EIGHTEEN THOUSAND THREE HUNDRED FIFTY DOLLARS ($17,218,350) (the “Loan”), until paid in full, payable as follows:

1. Principal. The entire outstanding principal amount of the Loan shall be due on the twentieth (20th) anniversary of the date of this Note (the “Maturity Date”).

2. Interest. (a) Interest shall accrue on the outstanding principal balance of the Loan at the interest rate equal to 7.00% per annum (the “Interest Rate”), and shall be payable in arrears on the first business day of each calendar month and on the Maturity Date. Commencing on the first business day of the calendar month following such date as no senior secured convertible notes issued by the Borrower pursuant to that certain purchase agreement, dated as of the date hereof, by and among the Borrower and the purchasers party thereto, the Borrower shall pay to the Lender equal payments of interest and principal until this Note is repaid in its entirety.

(b) For purposes of calculating interest accrued hereon, interest shall be calculated on the basis of the actual number of days elapsed in a 365/6 day year. In no case shall interest on this Note exceed the maximum amount that the Lender may charge under applicable law.

3. Payments; Prepayment. Payments of principal and interest are to be made in immediately available funds, in lawful money of the United States of America. If any payment on this Note becomes due and payable on a day other than a business day, the payment thereof shall be extended to the next succeeding business day. The Borrower shall have the right, exercisable from time to time, to prepay all or part of the then outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon, without penalty or premium.

4. Security; Collateral. (a) Subject to the terms of that certain Subordination and Intercreditor Agreement, dated as of the date hereof, by and between the Lender and Anson Investments Master Fund LP, the Borrower hereby grants to the Lender, to secure the payment and performance in full of all of the Borrower’s obligations under this Note, a security interest in and pledges and assigns to the Lender, the following properties, assets and rights of the Borrower, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”): the Transferred Assets (as defined in the certain Bill of Sale, dated as of the date hereof, by and between the Borrower and the Lender).

(b) Borrower authorizes Lender to file such UCC or other applicable financing statements as may be reasonably requested by Lender in order to perfect and protect the security interest created hereby in the Collateral.

(c) This Section 4 of the Note and the Lender’s lien in the Collateral will terminate upon the payment and performance in full of all of the Borrower’s obligations under this Note, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower. The Borrower is hereby authorized to file UCC amendments at such time evidencing the termination of the lien so released. At the request of the Borrower following any such termination, the Lender shall deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.

5. Representations and Warranties. Borrower represents and warrants that:

(a) (i) Its exact legal name is that indicated on the signature page hereof; (ii) it is a New York limited liability company; and (iii) its place of business or, if more than one, its chief executive office, as well as its mailing address, is indicated on the signature page hereof.

(b) No authorization, approval or action by, and no notice of filing with any governmental authority is required either (i) for the pledge made by Borrower or for the granting of the security interest by Borrower pursuant to this Note or (ii) to the best of Borrower’s knowledge, for the exercise by Lender of its rights and remedies hereunder (except as may be required by the Uniform Commercial Code from time to time in effect in the State of New York (the “Code”).

6. Event of Default. Each of the following shall constitute an event of default (“Event of Default”) hereunder:

(i) Borrower shall fail to perform or observe any covenant or condition to be performed or observed hereunder and such failure is not remedied within ten (10) business days of its receipt of notice of such failure; or

(ii) Any representation or warranty made by Borrower herein shall prove to be false or erroneous in any material respect; or

(iii) Borrower shall become the subject of any bankruptcy proceeding.

7. Remedies. If an Event of Default shall have occurred and be continuing, at any time at Lender’s election, Lender may exercise all rights and remedies of a secured party under the Code.

8. Amendments; Assignment. (a) Neither this Note nor any term hereof may be changed, waived, discharged or terminated orally or in writing, provided that any term of this Note may be amended or the observance of such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the holder of this Note. The Borrower hereby waives diligence, presentment, protest, demand and notice of every kind and, to the fullest extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(b) This Note shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns. Neither the Borrower nor the Lender may assign either this Note or any of its rights, interests, or obligations hereunder without the prior written approval of the other.

9. Governing Law; Waiver of Jury Trial; Counterparts. This Note has been executed and delivered at and shall be deemed to have been made in the State of New York. This Note and the rights granted herein shall be governed by and construed and enforced under the laws of the State of New York (without giving effect to any conflicts of law rules or principles). IN ANY ACTION OR OTHER LEGAL PROCEEDING RELATING TO THIS NOTE, THE BORROWER, AND BY ITS ACCEPTANCE HEREOF, THE LENDER, HEREBY WAIVES, IN EACH AND EVERY JURISDICTION, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS NOTE. This Note may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Note to be executed and delivered as of the day and year and at the place first above written.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

By:
		Name:	Isaac Dietrich
		Title:	Chief Financial Officer

Address:

4016 Raintree Road, Suite 300
Virginia Beach, VA 23452

Accepted and agreed to by:

DWM PROPERTIES LLC

By:
Name:	Danny Meeks
Title:	Sole Member

Address:

[Signature Page to Promissory Note]